                                                                    Exhibit 21.1


                SUBSIDIARIES OF ADVANTAGE LEARNING SYSTEMS, INC.
                              (As of March 1, 1999)

Name                                                          Jurisdiction of Organization
----                                                          ----------------------------
Advantage Learning Systems Australia Proprietary Limited      Australia
Advantage Learning Systems India Private Limited              India
Advantage Learning Systems of Canada Co.                      Nova Scotia, Canada
Advantage Learning Systems UK Limited                         United Kingdom
ALS Holdings, Inc.                                            Nevada
Athena Holdings LLC                                           Wisconsin
Institute for Academic Excellence, Inc.                       Wisconsin
IPS Publishing, Inc.                                          Washington